Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.35

•
Net earnings of $78.1 million, or $0.35 per diluted share, which included a $45.9 million tax provision, compared to net earnings of $57.5 million, or $0.26 per diluted share, which included a $3.6 million tax benefit

•	Deliveries of 3,609 homes – up 13%

•	New orders of 4,465 homes – up 10%; new orders dollar value of $1.5 billion – up 26%

•	Backlog of 5,662 homes – up 15%; backlog dollar value of $1.9 billion – up 33%

•	Revenues of $1.4 billion – up 38%

•	Gross margin on home sales of 25.1% – improved 300 basis points

•	S,G&A expenses as a % of revenues from home sales of 11.8% – improved 20 basis points

•	Operating margin on home sales of 13.2% – improved 310 basis points

•	Lennar Homebuilding operating earnings of $162.2 million, compared to $70.7 million

•	Lennar Financial Services operating earnings of $4.5 million, compared to $16.1 million

•
Rialto Investments operating earnings of $2.6 million (net of $0.9 million of net earnings attributable to noncontrolling interests), compared to $1.7 million (including an add back of $0.3 million of net loss attributable to noncontrolling interests)

•	Lennar Multifamily start-up operating loss of $6.2 million, compared to $3.5 million

•	Lennar Homebuilding cash and cash equivalents of $646 million

•	Issued $500 million of 4.50% senior notes due June 2019

•	No outstanding borrowings under the $950 million credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 48.5%

(more)

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Miami, March 20, 2014 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2014. First quarter net earnings attributable to Lennar in 2014 were $78.1 million, or $0.35 per diluted share, which included a $45.9 million tax provision, compared to first quarter 2013 net earnings attributable to Lennar of $57.5 million, or $0.26 per diluted share, which included a $3.6 million tax benefit.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are extremely pleased with our operating results in the first quarter. Despite harsh weather conditions that impacted sales and construction during the quarter in some of our markets, we were able to achieve healthy year over year increases in both new orders and deliveries. Additionally, an 18% increase in average sales price and continued momentum from our land acquisition strategy drove gross and operating margin increases by over 300 basis points to 25.1% and 13.2%, respectively, the highest first quarter gross and operating margin in the Company’s history.”
Mr. Miller continued, “Although it is still too early to predict the strength of the spring selling season, we are optimistic that the housing market is continuing to recover, and that the fundamental drivers of that recovery remain in tact. We were encouraged with the progression in our first quarter as we saw sequential monthly improvement in both traffic and new orders. We believe that the housing market is still in the early stages of recovery and that our company is uniquely positioned to enhance absorption, increase market share and grow profitability.”
Mr. Miller concluded, "While our homebuilding business remains the primary driver of our earnings growth, we are extremely well positioned across all of our platforms to capitalize on the opportunities of a recovering market.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2014 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2013
Lennar Homebuilding
Revenues from home sales increased 33% in the first quarter of 2014 to $1.1 billion from $855.1 million in the first quarter of 2013. Revenues were higher primarily due to a 13% increase in the number of home deliveries, excluding unconsolidated entities, and an 18% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 3,597 homes in the first quarter of 2014 from 3,174 homes in the first quarter of 2013. There was an increase in home deliveries in all of the Company's Homebuilding segments, except in the Company's Homebuilding Central segment. The decrease in home deliveries in the Homebuilding Central segment was primarily due to an increase in start-up communities. The average sales price of homes delivered increased to $316,000 in the first quarter of 2014 from $269,000 in the same period last year. Sales incentives offered to homebuyers were $21,300 per home delivered in the first quarter of 2014, or 6.3% as a percentage of home sales revenue, compared to $23,300 per home delivered in the same period last year, or 8.0% as a percentage of home sales revenue, and $20,600 per home delivered in the fourth quarter of 2013, or 6.3% as a percentage of home sales revenue.

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Gross margins on home sales were $286.1 million, or 25.1%, in the first quarter of 2014, compared to $189.0 million, or 22.1%, in the first quarter of 2013. Gross margin percentage on home sales improved compared to the same period last year, primarily due to a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered, a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), and a $5.5 million insurance recovery, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $16.1 million in the first quarter of 2014, compared to $3.0 million in the first quarter of 2013. The increase in gross profits on land sales included two land sale transactions related to land not currently under development that generated $65.4 million of revenues and $8.0 million of gross profits.
Selling, general and administrative expenses were $135.1 million in the first quarter of 2014, compared to $102.2 million in the first quarter of 2013. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 11.8% in the first quarter of 2014, from 12.0% in the first quarter of 2013, due to improved operating leverage as a result of more active communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $5.0 million in the first quarter of 2014, compared to ($0.9) million in the first quarter of 2013. In the first quarter of 2014, Lennar Homebuilding equity in earnings from unconsolidated entities primarily related to the Company's share of operating earnings as a result of a third-party land sale. In the first quarter of 2013, Lennar Homebuilding equity in loss from unconsolidated entities primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities.
Lennar Homebuilding other income, net, totaled $2.9 million in the first quarter of 2014, compared to $7.8 million in the first quarter of 2013.
Lennar Homebuilding interest expense was $41.0 million in the first quarter of 2014 ($26.4 million was included in cost of homes sold, $1.8 million in cost of land sold and $12.7 million in other interest expense), compared to $46.3 million in the first quarter of 2013 ($19.4 million was included in cost of homes sold, $0.8 million in cost of land sold and $26.0 million in other interest expense). Interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization, partially offset by an increase in the Company's outstanding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $4.5 million in the first quarter of 2014, compared to $16.1 million in the first quarter of 2013. The decrease in profitability was primarily due to a decrease in the refinance volume in the segment's mortgage and title operations, as well as, lower profit per transaction in the segment's mortgage operations.

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Rialto Investments
Operating earnings for the Rialto Investments ("Rialto") segment were $2.6 million in the first quarter of 2014 (which included $3.5 million of operating earnings, partially offset by $0.9 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $1.7 million (which included $1.4 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests) in the same period last year.
Revenues in this segment were $47.0 million in the first quarter of 2014, which consisted primarily of securitization revenue and interest income from Rialto Mortgage Finance ("RMF"), Rialto's new loan origination and securitization business, accretable interest income associated with the Rialto segment's portfolio of real estate loans and fees for managing and servicing assets. This compared to revenues of $25.6 million in the same period last year, which consisted primarily of accretable interest income associated with the segment's portfolio of real estate loans and fees for managing and servicing assets. Revenues increased primarily due to the new RMF business and an increase in fees for managing and servicing assets, partially offset by a decrease in interest income as a result of a decrease in the segment's portfolio of loans. Expenses in this segment were $47.6 million in the first quarter of 2014, which consisted primarily of costs related to the new RMF business, the segment's portfolio operations, loan impairments of $6.7 million, net of recoveries, primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), and other general and administrative expenses, compared to expenses of $31.8 million in the same period last year, which consisted primarily of costs related to its portfolio operations, loan impairments of $7.1 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), and other general and administrative expenses. Expenses increased primarily due to securitization expenses, general and administrative expenses related to the new RMF business and an increase in interest expense related to Rialto's issuance of senior notes in the fourth quarter of 2013.
Rialto Investments equity in earnings from unconsolidated entities was $5.4 million in the first quarter of 2014, which included primarily $5.1 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Rialto Investments equity in earnings from unconsolidated entities was $6.2 million in the first quarter of 2013, which included $6.4 million of equity in earnings related to the Rialto Real Estate Investment Fund, LP, ("Fund I").
In the first quarter of 2014, Rialto Investments other expense, net, was $1.2 million, which consisted primarily of expenses related to owning and maintaining real estate owned (“REO”) and impairments on REO of $2.3 million, partially offset by realized gains on the sale of REO of $9.5 million and rental income. In the first quarter of 2013, Rialto Investments other income, net, was $1.3 million, which consisted primarily of realized gains on the sale of REO of $8.7 million and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO of $0.8 million.

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Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $6.2 million in the first quarter of 2014, compared to $3.5 million in the first quarter of 2013. The operating loss in Lennar Multifamily primarily relates to general and administrative expenses of the segment, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $38.1 million, or 2.8% as a percentage of total revenues, in the first quarter of 2014, compared to $31.3 million, or 3.2% as a percentage of total revenues, in the first quarter of 2013. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $1.8 million and ($0.5) million, respectively, in the first quarter of 2014 and 2013. Net earnings (loss) attributable to noncontrolling interests during the first quarter of 2014 and 2013 were primarily related to net earnings (loss) attributable to noncontrolling interests in the Company's homebuilding and Rialto segments.
Income Taxes
During the first quarter of 2014, the Company had a $45.9 million provision for income taxes, compared to a $3.6 million tax benefit in the first quarter of 2013. During the first quarter of 2013, the Company reversed $25.1 million of its valuation allowance, which was offset by a tax provision of $21.5 million primarily related to first quarter 2013 pre-tax earnings.
Debt Transactions
During the first quarter of 2014, the Company issued $500 million of 4.50% senior notes due June 2019. The net proceeds of the sales will be used for working capital and general corporate purposes.
Subsequent to the first quarter of 2014, the Rialto segment issued an additional $100 million of its 7.00% senior notes due 2018 at a price of 102.25% of their face value in a private offering with no registration rights. Rialto intends to use the net proceeds of the offering to provide additional working capital to RMF, to make investments in the funds that Rialto manages as well as for general corporate purposes.

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Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations or beliefs regarding the housing market and our ability to enhance absorption, increase our market share, profitably grow our operations and capitalize on the opportunities of a recovering market. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include a slow-down in the recovery of real estate markets across the nation, or any downturn in such markets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2013. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 20, 2014. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-3574 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2014	2013
Revenues:
Lennar Homebuilding	$1,231,385	868,444
Lennar Financial Services	76,952	95,880
Rialto Investments	46,955	25,622
Lennar Multifamily	7,803	297
Total revenues	$1,363,095	990,243

Lennar Homebuilding operating earnings	$162,218	70,672
Lennar Financial Services operating earnings	4,465	16,102
Rialto Investments operating earnings	3,504	1,351
Lennar Multifamily operating loss	(6,199)	(3,534)
Corporate general and administrative expenses	(38,112)	(31,270)
Earnings before income taxes	125,876	53,321
(Provision) benefit for income taxes	(45,911)	3,637
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	79,965	56,958
Less: Net earnings (loss) attributable to noncontrolling interests	1,848	(534)
Net earnings attributable to Lennar	$78,117	57,492

Average shares outstanding:
Basic	201,955	189,548
Diluted	227,634	226,017

Earnings per share:
Basic	$0.38	0.30
Diluted (1)	$0.35	0.26

Supplemental information:
Interest incurred (2)	$65,918	61,376

EBIT (3):
Net earnings attributable to Lennar	$78,117	57,492
Provision (benefit) for income taxes	45,911	(3,637)
Interest expense	40,984	46,289
EBIT	$165,012	100,144

(1)
Diluted earnings per share includes an add back of interest of $2.0 million for the three months ended February 28, 2014 related to the Company's 3.25% convertible senior notes and $2.8 million for the three months ended February 28, 2013 related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2014	2013
Lennar Homebuilding revenues:
Sales of homes	$1,140,231	855,081
Sales of land	91,154	13,363
Total revenues	1,231,385	868,444

Lennar Homebuilding costs and expenses:
Cost of homes sold	854,178	666,084
Cost of land sold	75,072	10,348
Selling, general and administrative	135,105	102,242
Total costs and expenses	1,064,355	778,674
Lennar Homebuilding operating margins	167,030	89,770
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	4,990	(864)
Lennar Homebuilding other income, net	2,889	7,797
Other interest expense	(12,691)	(26,031)
Lennar Homebuilding operating earnings	$162,218	70,672

Lennar Financial Services revenues	$76,952	95,880
Lennar Financial Services costs and expenses	72,487	79,778
Lennar Financial Services operating earnings	$4,465	16,102

Rialto Investments revenues	$46,955	25,622
Rialto Investments costs and expenses	47,576	31,771
Rialto Investments equity in earnings from unconsolidated entities	5,354	6,173
Rialto Investments other income (expense), net	(1,229)	1,327
Rialto Investments operating earnings	$3,504	1,351

Lennar Multifamily revenues	$7,803	297
Lennar Multifamily costs and expenses	13,927	3,828
Lennar Multifamily equity in loss from unconsolidated entities	(75)	(3)
Lennar Multifamily operating loss	$(6,199)	(3,534)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands)
(unaudited)

	At or for the
	Three Months Ended
	February 28, 2014		February 28, 2013
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	1,394	$391,973	1,140	$288,205
Central	522	139,815	575	147,957
West	732	305,291	599	180,749
Southeast Florida	298	101,807	265	71,851
Houston	438	122,119	383	98,995
Other	225	86,719	224	75,837
Total	3,609	$1,147,724	3,186	$863,594
Of the total home deliveries listed above, 12 homes with a dollar value of $7.5 million represent home deliveries from unconsolidated entities for the three months ended February 28, 2014, compared to 12 home deliveries with a dollar value of $8.5 million for the three months ended February 28, 2013.

New Orders:
East	1,646	$470,618	1,552	$412,769
Central	766	218,127	655	175,092
West	839	378,709	578	190,097
Southeast Florida	366	119,648	501	150,673
Houston	560	156,683	517	137,846
Other	288	118,325	252	91,104
Total	4,465	$1,462,110	4,055	$1,157,581
Of the total new orders listed above, 12 homes with a dollar value of $6.4 million represent new orders from unconsolidated entities for the three months ended February 28, 2014, compared to 13 new orders with a dollar value of $8.6 million for the three months ended February 28, 2013.

Backlog:
East	2,220	$681,062	1,788	$494,760
Central	888	275,229	733	195,762
West	723	331,298	687	212,545
Southeast Florida	675	233,976	705	220,098
Houston	791	215,424	650	174,370
Other	365	201,227	359	158,845
Total	5,662	$1,938,216	4,922	$1,456,380
Of the total homes in backlog listed above, 4 homes with a backlog dollar value of $1.4 million represent the backlog from unconsolidated entities at February 28, 2014, compared to 6 homes with a backlog dollar value of $3.6 million at February 28, 2013.

Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2014	2013	2013
Lennar Homebuilding debt	$4,664,715	4,194,432	4,505,662
Total stockholders' equity	4,260,158	4,168,901	3,495,881
Total capital	$8,924,873	8,363,333	8,001,543
Lennar Homebuilding debt to total capital	52.3%	50.2%	56.3%

Lennar Homebuilding debt	$4,664,715	4,194,432	4,505,662
Less: Lennar Homebuilding cash and cash equivalents	645,691	695,424	1,112,728
Net Lennar Homebuilding debt	$4,019,024	3,499,008	3,392,934
Net Lennar Homebuilding debt to total capital (1)	48.5%	45.6%	49.3%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity). The Company believes the ratio of Net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in our Lennar Homebuilding operations. However, because Net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.